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                                                                   EXHIBIT 2.5

                         FORM OF FIRST AMENDMENT TO
                        AGREEMENT AND PLAN OF MERGER

      THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of June 19, 1998 (this "Amendment"), is by and among Garden of Eatin', Inc. a California corporation (the "Company"), and The Hain Food Group, a Delaware corporation ("Hain").

      WHEREAS, the parties hereto have entered into that certain Agreement and Plan of Merger, dated as of April 24, 1998 (as amended hereby, the "Agreement") (capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement);

      WHEREAS, pursuant to the terms of the Stock Purchase Agreement dated December 23, 1997 and the letter agreement dated April 21, 1998, in each case between TSG2 L.P. and Mr. Al H. Jacobson (together, the "Prior Acquisition Agreements"), Mr. Jacobson is entitled to receive, on or before December 23, 1999, an aggregate of $2 million in cash consideration for 4,000 shares of Company Common Stock owned by Mr. Jacobson on the date hereof.

      WHEREAS, the parties desire to amend certain provisions of the Agreement in order to reflect the terms of the Prior Acquisition Agreements, copies of both of which documents have been furnished by the Company to Hain; and

      WHEREAS, the boards of directors of the Company and Hain have approved and deemed it advisable and in the best interests of their respective shareholders to consummate the transactions on the terms set forth in the Agreement, as amended hereby;

      NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

      1. Section 3.1(b) of the Agreement is hereby amended to read in its entirety as follows:

        (b) ADJUSTMENT TO CASH MERGER CONSIDERATION. The aggregate amount of Cash Merger Consideration shall be reduced immediately prior to the Effective Time by an amount equal to the sum of (i) the amount of fees, costs and expenses incurred or reasonably estimated to be incurred by the Company or incurred (but not paid) by the shareholders of the Company existing immediately prior to the Effective Time to the extent that the Company and/or the shareholders of the Company are liable therefor pursuant to Section 8.11 hereof, (ii) any indebtedness in the aggregate for borrowed money of the Company (net of cash and cash equivalents) as of the Closing Date and (iii) the amount of the Jacobson Payment (as defined below); PROVIDED, HOWEVER, that any reduction in Cash Merger

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      Consideration shall not result in any adjustment to the amount of Stock
      Merger Consideration for purposes of this Article III. The aggregate amount of Cash Merger Consideration shall be increased by the amount, if any, that the Company's cash and cash equivalents exceed indebtedness for borrowed money as of the Closing Date. At the Effective Time, Hain shall pay $2,000,000 cash (the "Jacobson Payment") directly to Mr. Al H. Jacobson in full satisfaction of the obligations set forth in the Prior Acquisition Agreements (as defined below) with respect to the 4,000 shares of Company Common Stock (the "Specified Jacobson Shares") required to be purchased from Mr. Jacobson under the Prior Acquisition Agreements for an aggregate cash consideration of $2,000,000. Such payment shall be deemed to be made (i) in accordance with the terms of the Prior Acquisition Documents and (ii) in full satisfaction of Mr. Jacobson's right to receive aggregate consideration of $2,000,000 in return for 20% of the Company's outstanding shares prior to December 23, 1999. Upon the payment of the Jacobson Payment, at the Effective Time, for all purposes of this Agreement, TSG2 shall be treated as the record owner of the Specified Jacobson Shares.
      The term "Prior Acquisition Agreements" shall mean the Stock
      Purchase Agreement dated December 23, 1997 and the letter agreement dated April 21, 1998, in each case between TSG2 L.P. and Mr. Al H. Jacobson, copies of both of which documents have been furnished by the Company to Hain.

      2. Except as expressly set forth herein, the terms and provisions of the Agreement are hereby ratified and confirmed.

      3. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.


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      IN WITNESS WHEREOF, the Company and Hain have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first above written.

                                       GARDEN OF EATIN', INC.

                                       By ____________________
                                          Name:
                                          Title:


                                       THE HAIN FOOD GROUP, INC.

                                       By ____________________
                                          Name:
                                          Title:



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